PRESS RELEASE                                              Source: Modavox, Inc.

MODAVOX AND KINO INTERACTIVE ANNOUNCE MERGER AGREEMENT
Monday December 5, 8:00 am ET

COMBINED COMPANY TO CAPITALIZE ON DELIVERY OF ON-DEMAND AUDIO AND VIDEO CONTENT TO DESKTOPS AND PERSONAL MOBILE DEVICES

PHOENIX, Dec. 5 /PRNewswire-FirstCall/ -- Modavox, Inc. (OTC Bulletin Board:
MDVX - News) and Kino Interactive, LLC today announced the execution of a definitive merger agreement. The combined entity, which will operate under Modavox's name, brings together Modavox's leadership position in the production and distribution of internet talk radio and Kino's leadership in the networked internet delivery of rich digital media. The transaction is structured as a tax-free merger in which Kino will become a wholly-owned subsidiary of Modavox. Modavox is acquiring Kino Interactive for $3 million through the exchange of Modavox stock for Kino membership interests. Kino's clients include Avnet, University of Arizona, Arizona State University, University of Notre Dame, Baxter, Honeywell and Starwood Hotels and Resorts.

Robert Arkin will serve as Modavox's Chairman. David Ide, Kino's president, will serve as Modavox's Chief Executive Officer. The board of directors of the combined company will add three directors elected by Kino to Modavox's Board of Directors. The companies expect to complete the proposed merger by the end of the year. The closing of the transaction is subject to certain conditions, including regulatory, board and member approval and completion of due diligence.

"The merger will result in a company poised to capitalize on the opportunities presented by the revolutionary shift to internet delivery of on-demand audio and video content," said Robert Arkin. "By bringing together Kino's leadership in the networked delivery of rich digital media with Modavox's patented technology and unique competencies in the delivery of on-line content, the merger is a superb strategic fit resulting in enhanced stockholder value."

About Modavox, Inc.

Modavox, Inc. (www.modavox.com), home of the VoiceAmerica(TM) Network (www.voiceamerica.com), is a digital media company that produces and distributes online audio and video streaming media content to targeted communities worldwide. Modavox is the leading producer and distributor of online, talk radio content. Modavox streams over 140 programs weekly on its flagship VoiceAmerica(TM) Channel (www.voice.voiceamerica.com), VoiceAmerica(TM) Business Channel (www.business.voiceamerica.com) and VoiceAmerica(TM) Health Channel (www.health.voiceamerica.com). Operating since 1999, the VoiceAmerica(TM) Network has introduced new personalities, products and programs to a rapidly expanding online audience. Through Modavox(TM) Central, Modavox's patented, advanced distribution technology, Modavox is executing a pioneering desktop delivery strategy. Modavox(TM) Central takes the search out of search, delivering content straight to computer desktops and portable devices.

About Kino Interactive, LLC

Kino Interactive, LLC, is a leading software provider of enhanced communications and the networked delivery of digital media. Through Kino's proprietary streaming media technologies, StreamSafe(TM), WebcastWizard(TM) and Stream Syndicate(TM), Kino offers managed access to enhanced, secure internet streaming media; facilitates enterprise collaboration and reporting tools for online meeting, event management, enterprise communications and distance learning; and offers digital rights management allowing content providers to syndicate audio and video content to third-party internet sites.
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Forward-Looking Statements

This release contains certain "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in Modavox's filings with the Securities and Exchange Commission.



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Source: Modavox, Inc.